Exhibit 10.51

GPIC, Ltd.
129 Front Street, Penthouse, Suite 4
Hamilton, Bermuda
HM12

May 16, 2017

GP Investments Acquisition Corp.
150 E. 52nd Street, Suite 5003
New York, NY 10022

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among GP Investments Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Let’s Go Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), Rimini Street, Inc., a Nevada corporation (the “Company”) and solely in his capacity as the initial Holder Representative, Robin Murray. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

1.          This letter agreement confirms the commitment, in accordance with the terms and subject to the conditions contained herein, of GPIC, Ltd., a company organized under the laws of Bermuda (the “Equity Investor”), to provide (in accordance with this letter agreement, including Equity Investor’s ability to allocate or assign a portion of its rights and obligations in accordance with Section 4 hereof) to Acquiror, on or prior to the Closing (but, for the avoidance of doubt, on or prior to its domestication as a Delaware corporation), in connection with the consummation of the transactions contemplated by the Merger Agreement (“Transactions”), as consideration for the purchase of voting Common Stock of Acquiror at a price of $10.00 per share, an aggregate amount in cash, in such amount at least equal to the amount determined as follows (the “Commitment”), but not to exceed the Maximum Commitment:

(a)
if the sum of (i) the Trust Release Amount plus (ii) any cash available to Acquiror from the consummation of certain potential equity issuances of Acquiror capital stock to third-parties (the “Aggregate Third Party Investment Amount” and, together with the Trust Release Amount, the “Non-Sponsor Available Cash”) is greater than or equal to Fifty Million U.S. Dollars ($50,000,000), then zero U.S. Dollars ($0); or

(b)
if the Non-Sponsor Available Cash is less than Fifty Million U.S. Dollars ($50,00,000), then an amount equal to the lesser of (x) (i) Fifty Million U.S. Dollars ($50,00,000) minus (ii) the Non-Sponsor Available Cash, and (y) Thirty-Five Million Dollars ($35,000,000) (clause (y) being referred to herein as, the “Maximum Commitment”);

provided, however, that (A) the Equity Investor shall not, under any circumstances be obligated to purchase equity securities of, make contributions to or otherwise fund, Acquiror in excess of the Maximum Commitment and (B) the parties to this letter agreement expressly agree that if the Commitment equals $0, this letter agreement shall terminate and Equity Investor shall have no obligations hereunder.  Notwithstanding the foregoing, in connection with the consummation of the Transactions, the Equity Investor, in its sole discretion, on or prior to the Closing (but, for the avoidance of doubt, on or prior its domestication as a Delaware corporation), may elect, but shall not be required, to purchase voting Common Stock of Acquiror at a price of $10.00 per share in excess of the Commitment up to the Maximum Commitment in the aggregate.

2.          As an inducement and condition to the Equity Investor agreeing to the Commitment hereunder, the Acquiror, the Equity Investor and GPIAC, LLC hereby agree that the securities issued to the Equity Investor upon the funding of the Commitment hereunder shall be deemed “Registrable Securities” under the Registration Rights Agreement, dated as of May 19, 2015, among the Acquiror, the Equity Investor and the other parties thereto and shall take all such actions as may be necessary to amend the Registration Rights as of the funding of the Commitment to memorialize such treatment.

3.          The Equity Investor’s obligations under this letter agreement, including its obligation to fund the Commitment, are subject to, and conditioned upon, (a) the execution and delivery by Acquiror, the Company and Merger Sub of the Merger Agreement and all related agreements required by the Merger Agreement to which any of the foregoing is a party, (b) the satisfaction in full or waiver by Acquiror and Merger Sub of each of the conditions to Acquiror’s and Merger Sub’s obligations contained in Sections 9.1 and 9.2 of the Merger Agreement to consummate the Transactions (other than conditions which by their nature are to be satisfied at Closing), (c) the confirmation by the Company that all conditions set forth in Section 9.3 of the Merger Agreement have been satisfied or waived by the Company (other than conditions which by their nature are to be satisfied at Closing), (d) the substantially concurrent execution and delivery of each of the waiver letter agreements, dated May 16, 2017, (i) among the Company, the lender parties thereto, Cortland Capital Market Services LLC, as collateral agent and as administrative agent, and CB Agent Services LLC, as origination agent, providing for, among other things, subject to the satisfaction of the conditions set forth therein, the required lenders’ consent to the execution of the Merger Agreement, (ii) among the Company and CB Agent Services LLC, as origination agent, providing for, among other things, subject to the satisfaction of the conditions set forth therein, the origination agent’s consent to the consummation of the Transactions, and (iii) among  the Company, the lender parties thereto, Cortland Capital Market Services LLC, as collateral agent and as administrative agent, and CB Agent Services LLC, as origination agent, providing for, among other things, subject to the satisfaction of the conditions set forth therein, the required lenders consent to the consummation of the Transactions, in each case in the forms attached hereto as Exhibit A and (e) the substantially concurrent consummation of the Merger and the Transactions.

4.          The Equity Investor’s obligation to fund the Commitment may not be assigned, except as permitted in this Section 4.  The Equity Investor may, at any time, allocate or assign all or a portion of its rights and obligations under this letter agreement, including its obligation to fund its commitment, to one or more Persons who commit to Equity Investor to invest in the Transactions (collectively, the “Permitted Equity Investor Assignees”); provided, however, that any such allocation or assignment shall not relieve the Equity Investor, which shall remain responsible to Acquiror for the full amount of the Commitment (in accordance with terms and subject to the conditions in this letter agreement) and be obligated to fund any such portion of the Commitment (subject to the terms and conditions of this letter agreement) hereunder to the extent not performed by the Permitted Equity Investor Assignee, of any of its obligations (including funding obligations) under this letter agreement.  For the avoidance of doubt, this letter agreement does not and shall not be deemed to create any obligation (whether direct or indirect) of Equity Investor on behalf of or to any Permitted Equity Investor Assignee other than the funding obligation in respect of any portion of the Commitment so assigned to such Permitted Equity Investor Assignee as explicitly referenced in the immediately preceding sentence, and upon the funding of the Commitment, in respect of this letter agreement or otherwise, Equity Investor shall not have any obligations whatsoever (whether direct or indirect) to or on behalf of any Permitted Equity Investor Assignee in any respect.

5.          This letter agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person other than the parties to this letter agreement (other than as expressly set forth in Section 8 or Section 10 hereof or as set forth in Section 4 above or this Section 5) any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.  The rights of Acquiror under, or in connection with, this letter agreement may not be assigned without the Equity Investor’s prior written consent.

6.          This letter agreement will be effective upon the Equity Investor’s delivery to Acquiror of a duly executed copy of this letter agreement and Acquiror’s executed acceptance of the terms and conditions of this letter agreement.  This letter agreement and the obligations of the Equity Investor hereunder, to fund the Commitment will terminate on the earliest to occur of (i) the Closing and (ii) the valid termination of the Merger Agreement pursuant to its terms.

7.          Acquiror’s creditors shall not have any right to enforce this letter agreement.

8.          Under no circumstances shall (A) (i) Equity Investor, (ii) any Permitted Equity Investor Assignee, (iii) any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder or Affiliate of the Equity Investor or any Permitted Equity Investor Assignee, or (iv) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the Persons referred to in clause (iii) above (the Persons referred to in clauses (i) through (iv) above, collectively, the “Equity Investor Related Persons”) or (B) or Acquiror or Merger Sub be liable for special, incidental, consequential, exemplary, extraordinary or punitive damages under or in connection with the Merger Agreement, this letter agreement or the transactions contemplated or otherwise incidental thereby or hereby.  Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, Acquiror, by its acceptance of the benefits of this letter agreement (including the equity commitment hereunder), covenants, agrees and acknowledges that no Person other than the Equity Investor has any obligation hereunder and that, notwithstanding that the Equity Investor may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any Equity Investor Related Person, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Equity Investor Related Person, as such, for any obligations of the Equity Investor under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.  Except as expressly set forth in Section 10, no Equity Investor Related Person will have any liability or obligation of any kind to the Company or any of its Pre-Closing Holders or Affiliates (in all cases, whether directly or indirectly and whether arising under contract, by operation of law or otherwise), in connection with the Merger Agreement or any of the Transactions contemplated thereby.

9.          The Equity Investor hereby represents and warrants to Acquiror that this letter agreement has been duly and validly executed and delivered by Equity Investor and constitutes a legal, valid and binding obligation of Equity Investor, enforceable against Equity Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

10.          This letter agreement may not be amended except by an instrument in writing signed by each of the parties hereto.  Except as provided in Section 6, this letter agreement, and the rights and obligations hereunder, may not be (i) revoked, withdrawn, waived or terminated or (ii) amended or supplemented in a manner that is materially adverse to the Company, except by an instrument in writing signed on behalf of each of the parties hereto, and consented to by the Company in writing.  The parties hereto expressly acknowledge and agree that the Company is a third-party beneficiary of this letter agreement to the extent and only to the extent that it seeks specific performance to cause Acquiror to seek specific performance of the Equity Investor’s obligations to fund the Commitment in accordance with, and subject to the limitations contained in, this letter agreement; provided, however, that in no event may the Company exercise such third-party beneficiary right to seek specific performance unless (A) all conditions in Sections 9.1 and 9.2 of the Merger Agreement have been satisfied or are capable of being satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) and (B) the Company has irrevocably confirmed that (x) all conditions in Section 9.3 of the Merger Agreement have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or will be waived by the Company and (y) the Company is prepared to consummate the Closing and the Merger and stands ready, willing and able to consummate the Closing and the Merger.

11.          All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by telecopy or email (in each case in this clause (iv), solely if receipt is confirmed and, in the case of email, excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

GP Investments Acquisition Corp.
150 E. 52nd Street, Suite 5003
New York, NY 1022
	Attention:	Antonio Bonchristiano
	Telecopy No.:	+1 (212) 430-4365
+ 55 11 3556-5566

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Attention:	Paul T. Schnell
Timothy M. Fesenmyer
	Telecopy No.:	(212) 735-2000
	Email:	paul.schnell@skadden.com
timothy.fesenmyer@skadden.com

(b)	If to the Equity Investor, to:

GPIC, Ltd.
129 Front Street, Penthouse, Suite 4
Hamilton, Bermuda
HM12
	Attention:	Alvaro Lopes da Silva Neto
	Telecopy No.:	+1 (441) 279 0606
	Email:	alvaro.lopes@gp-investments.com
notice@gp-investments.com

with copies to (which shall not constitute notice):

GP Investimentos, Ltda.
Av. Brig. Faria Lima, 3900 - 7th floor
04538-132 São Paulo – Brazil
	Attention:	Fúlvia B. Grola
	Telecopy No.:	55 11 3556-5566

12.          This letter agreement, and all claims or causes of action based upon, arising out of, or related to this letter agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.  Any proceeding or action based upon, arising out of or related to this letter agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this letter agreement or the transactions contemplated hereby in any other court.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 12.

13.          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14.          This letter agreement shall be treated as confidential and is being provided to the Company solely in connection with the Transactions.  This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Equity Investor; provided, however, that the Company, Acquiror, Merger Sub and the Equity Investor may disclose this letter agreement (i) to the extent required by Law including in any registration statement under the Securities Act of 1933 in connection with the Transactions, (ii) to the other Equity Investor Related Persons, (iii) to the other financing sources of the Equity Investor Related Persons, and (iv) to the respective officers, directors, employees, advisors, representatives, and agents of the foregoing (including the Company, Acquiror, Merger Sub and the Equity Investor).

15.          Together with the Merger Agreement, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Equity Investor and Acquiror, and any other person with respect to the matters contemplated by this letter agreement.
16.          This letter agreement may be executed in counterparts (including by means of facsimile or electronically transmitted signature pages), each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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Please countersign a copy of this letter agreement and return it to the undersigned to confirm your agreement with the terms set forth in this letter agreement.

Sincerely,

GPIC, LTD.

By:	/s/ Antonio Bonchristiano
Name: Antonio Bonchristiano
Title: Authorized Signatory

ACCEPTED AND AGREED AS OF THE DATE ABOVE FIRST WRITTEN:

GP INVESTMENTS ACQUISITION CORP.

By:	/s/ Antonio Bonchristiano
Name:	Antonio Bonchristiano
Title:	Chief Executive Officer

ACCEPTED AND AGREED AS OF THE DATE ABOVE FIRST WRITTEN
(for purposes of Section 2 hereof only):

GPIAC, LLC

By:	/s/ Antonio Bonchristiano
Name:	Antonio Bonchristiano
Title:	Authorized Signatory